Exhibit 99.8

LETTER TO PARTICIPANTS

IN THE CBS RADIO 401(k) PLAN

in connection with the

Offer to Exchange up to 101,407,494 Shares of Common Stock of

CBS RADIO INC.

which are owned by CBS Corporation and

will be converted into Shares of Class A Common Stock of

ENTERCOM COMMUNICATIONS CORP.

for

Shares of Class B Common Stock of CBS Corporation

Pursuant to the Prospectus dated [●]

YOUR IMMEDIATE ATTENTION REQUIRED

[DATE]

Re: Exchange Offer for Shares of CBS Radio Inc. owned by CBS Corporation

Dear CBS Radio 401(k) Plan Participant:

The Plan’s records indicate that a portion of your account under the CBS Radio 401(k) Plan (the “Plan”) is invested in the CBS Class B Company Stock Fund (the “Class B Stock Fund”).

CBS Corporation (“CBS”) is offering to exchange (the “Exchange Offer”) up to 101,407,494 shares of common stock, par value $0.01 per share (“Radio Common Stock”), of CBS Radio Inc. (“CBS Radio”) that are owned by CBS for outstanding shares of CBS Class B common stock, par value $0.001 per share (“CBS Class B Common Stock”), that are validly tendered prior to the expiration of the Exchange Offer and not validly withdrawn, upon the terms and subject to the conditions set forth in the prospectus dated [●] (the “Prospectus”) and the related Letter of Transmittal.

As described in greater detail in the Prospectus, immediately following consummation of the Exchange Offer and, if necessary, the spin-off, a special purpose merger subsidiary of Entercom Communications Corp., a Pennsylvania corporation (“Entercom”), named Constitution Merger Sub Corp., a Delaware corporation (“Merger Sub”), will be merged with and into CBS Radio, whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and a wholly owned subsidiary of Entercom (the “Merger”). In the Merger, each share of Radio Common Stock will be converted into the right to receive one share of Class A common stock of Entercom, par value $0.01 per share (“Entercom Class A Common Stock”). Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

Enclosed are materials related to the Exchange Offer and an Instruction Form for your immediate attention. As described below, you have the right to direct whether or not Vanguard Fiduciary Trust Company, as directed trustee of the Plan (the “Trustee”), will accept the Exchange Offer for tender with respect to your proportional interests in the Class B Stock Fund. There will be no fee to you for instructing the Trustee to tender your proportional interest in the Class B Stock Fund.

To understand the Exchange Offer fully and for a more complete description of the terms and conditions of the Exchange Offer, you should carefully read the following materials about the Exchange Offer that are enclosed with this notice:

1.	Questions and Answers with Respect to the Tender Rights of Participants in the CBS Radio 401(k) Plan;

2.	CBS Radio 401(k) Plan “Blackout Period” Notice provided under ERISA;

3.	The Prospectus, including information about CBS that is incorporated by reference into the Prospectus;

4.	Instruction Form; and

5.	Reply Envelope.

Participants may instruct the Trustee to accept the Exchange Offer for tender via the Internet, by toll-free telephone call or by mail.

If responding via the Internet or by toll-free telephone call, participants should visit www.tabulationsplus.com/cbr or call 1-866-874-4882 before 1:00 p.m., New York City time, on [●], 2017.

If instructing the Trustee by mail, Participants should indicate their intention to tender on the enclosed Instruction Form and return the form authorizing the Trustee to accept the Exchange Offer for tender, either in the enclosed, pre-addressed, postage-paid envelope or by mailing the form to:

Ellen Philip Associates

Independent Tabulator

Attn: CBS Radio 401(k) Plan

80 Broad Street, #610

New York, NY 10004

A pre-addressed, postage-paid envelope is enclosed for the purpose of returning your Instruction Form. If responding by mail, you should return your completed Instruction Form by mail to Ellen Philip Associates (the “Independent Tabulator”) in ample time to ensure that it is RECEIVED before 1:00 p.m., New York City time, on [●], 2017.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that plan assets be held in trust, and the shares of CBS Class B Common Stock that are the primary assets of the Class B Stock Fund are held in an account that is in the Trustee’s name rather than the Plan’s participants. Consequently, only the Trustee may tender shares of CBS Class B Common Stock in the Exchange Offer. However, you have the ability to direct whether or not the Trustee will tender those shares of CBS Class B Common Stock representing your proportional interest in the Class B Stock Fund.

You may direct the Trustee to tender all, a whole percentage or none of your proportional interest in the Class B Stock Fund. The Trustee will tender shares of CBS Class B Common Stock by aggregating all Plan participant instructions, but only in accordance with your instructions as well as those of the other Plan participants. Unless you affirmatively instruct the Trustee to tender, you will be deemed to have instructed the Trustee to tender none of your proportional interest in the Class B Stock Fund in the Exchange Offer.

The remainder of the documents enclosed in this packet summarize the Exchange Offer, your rights under the Plan and the procedures for directing the Trustee regarding the Exchange Offer. You should also read carefully the Prospectus in its entirety and the other documents to which it refers.

BACKGROUND

CBS has decided to pursue the Exchange Offer in order to facilitate the separation of CBS’s radio business from CBS’s other mass media businesses in a tax-efficient manner, thereby better positioning CBS to focus on its core remaining businesses.

CBS does not have to complete the Exchange Offer unless the conditions described in the Prospectus under “The Exchange Offer—Conditions for Consummation of the Final Distribution” are satisfied or, where permissible, waived before the expiration of the Exchange Offer. For example, CBS is not required to complete the Exchange Offer unless certain conditions relating to the final distribution, Merger and financing are satisfied. Please see the Prospectus for a description of these conditions.

The Exchange Offer applies to the shares of CBS Class B Common Stock that are held by the Trustee of the Plan in the Class B Stock Fund. Only the Trustee, as directed trustee of the Plan, can tender shares of CBS Class B Common Stock in the Exchange Offer that are held by the Plan. However, you have the ability to direct whether or not the Trustee will tender those shares of CBS Class B Common Stock representing your proportional interest in the Class B Stock Fund. The Trustee will tender shares of CBS Class B Common Stock representing your proportional interest in the Class B Stock Fund solely in accordance with your instructions, and the Trustee will not tender any portion of your proportional interest in the Class B Stock Fund for which it does not receive timely and complete instructions.

NONE OF CBS, CBS RADIO, ENTERCOM, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE TRUSTEE, THE INDEPENDENT TABULATOR, THE INFORMATION AGENT, THE PLAN’S RECORDKEEPER OR ANY PLAN FIDUCIARY OR ADMINISTRATOR IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PROPORTIONAL INTEREST IN THE CLASS B STOCK FUND IN THE EXCHANGE OFFER. THE DECISION TO TENDER ALL OR A PORTION OF YOUR PROPORTIONAL INTEREST IN THE CLASS B STOCK FUND LIES SOLELY WITH YOU, THE PARTICIPANT.

CONFIDENTIALITY

To assure the confidentiality of your decision, the Independent Tabulator will collect participant instructions and forward the information to the Trustee. Neither the Independent Tabulator nor the Trustee and its affiliates and agents will make the results of your individual instruction available to CBS or CBS Radio, except as required for proper administration of the Plan.

PROCEDURE FOR DIRECTING TRUSTEE

Deadline to Provide Instructions

If you decide to participate in the Exchange Offer, you must visit www.tabulationsplus.com/cbr, call toll-free 1-866-874-4882 or complete, sign, date and return the enclosed Instruction Form to the Independent Tabulator in sufficient time to ensure that your instructions are RECEIVED by the Independent Tabulator before 1:00 p.m., New York City time, on [●], 2017. For purposes of determining your proportional interest in the Class B Stock Fund that is eligible to be tendered in the Exchange Offer, the Trustee will apply your instructions to your proportional interest in the Class B Stock Fund as of 1:00 p.m., New York City time, on [●], 2017. Please refer to the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the CBS Radio 401(k) Plan for more information.

If you fail to respond in one of the manners described above such that the Independent Tabulator has not received your instructions before 1:00 p.m., New York City time, on [●], 2017, you will be deemed to have instructed the Trustee to tender none of your proportional interest in the Class B Stock Fund in the Exchange Offer.

If you direct the Trustee to tender on your behalf by mail, it is important that you retain the top portion of your Instruction Form containing your unique control number, which you will need if you subsequently decide to change or withdraw your directions to the Trustee.

New Instructions and Withdrawal of Prior Instructions

You can withdraw or change your previously submitted instructions to the Trustee by issuing a new instruction to the Trustee via the Internet or by toll-free telephone call. You may not issue a new instruction by mail. Your new instruction will cancel any prior instruction. Any new instructions must be received by the Independent Tabulator before 1:00 p.m., New York City time, on [●], 2017 in order to be valid. To issue a new instruction via the Internet, visit www.tabulationsplus.com/cbr. To issue a new instruction by phone, call toll-free 1-866-874-4882.

EXTENSION OF THE EXCHANGE OFFER

CBS may elect to extend the Exchange Offer for any reason, subject to the termination date of the Merger Agreement, by announcing the extension on www.[●].com and separately by press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date for the Exchange Offer. If the Exchange Offer is extended, and if administratively feasible, the deadline for Plan participants to instruct the Trustee whether or not to tender may also be extended. CBS will determine, in its sole discretion, whether the tender deadline for Plan participants will be extended, and its decision shall be final and binding.

If the deadline is extended for Plan participants, an announcement will be posted on www.[●].com and to the Plan’s website at www.vanguard.com. Please note, however, that any new deadline for Plan participants may be a different date and time than the deadline applicable to CBS shareholders who hold their shares of CBS Class A common stock, par value $0.001 per share (the “CBS Class A Common Stock”) or CBS Class B Common Stock outside of the Plan.

NOTICE OF BLACKOUT PERIOD

If a portion of your Plan account is invested in the Class B Stock Fund, whether or not you instruct the Trustee to tender all or a percentage of your proportional interest in the Class B Stock Fund, then as of 1:00 p.m., New York City time, on [●], 2017, transactions involving the Class B Stock Fund will be prohibited for a period of up to three (3) business days following such date, and thereafter transactions involving only the tendered portion of your proportional interest in the Class B Stock Fund will be prohibited until after the Exchange Offer expires and all processing related to the Exchange Offer has been completed. These periods of restriction are referred to as “Blackout Periods,” and such prohibited transactions include your ability to request a loan, in-service withdrawal or full or partial distributions. With respect to the tendered portion of your proportional interest in the Class B Stock Fund, the Blackout Period will end as soon as practicable after the expiration of the Exchange Offer, but may not occur until approximately ten (10) business days after the Exchange Offer expires (i.e., during the week of [●], 2017). Once the Blackout Period ends, an announcement will be posted to the Plan’s website at www.vanguard.com. Any proportional interest exchanged pursuant to the terms, and subject to the conditions, of the Exchange Offer will be reflected in your Plan account as a transfer from the Class B Stock Fund into a new Entercom common stock fund to be formed under the Plan.

The portion of your Plan account that is not invested in the Class B Stock Fund will generally be unaffected by the Exchange Offer. Contributions credited to your account after 1:00 p.m., New York City time, on [●], 2017 to investment funds under the Plan that are open for new investments will be invested as usual, based on your investment directions in effect at the time of your contribution.

For more information about the Exchange Offer, you can call Georgeson LLC, the Information Agent for the Exchange Offer (the “Information Agent”), toll-free at 1-866-741-9588 if you are within the United States (if you are outside the United States, you may reach the Information Agent at 1-781-575-2137). If you would like to speak with a live operator, please call the Information Agent between the hours of 9:00 a.m. and 11:00 p.m. Eastern Time, Monday through Friday. General information about the Exchange Offer can also be viewed on the Information Agent’s website for the Exchange Offer at www.[●].com.

For information about the Plan, you may visit the Plan’s website at www.vanguard.com, or call Vanguard, the Plan’s recordkeeper, toll-free, at 1-800-523-1188 (Monday through Friday, between 8:30 a.m. and 9:00 p.m. Eastern Time).

FUTURE INVESTMENT IN THE ENTERCOM COMMON STOCK FUND AND CBS CLASS B COMPANY STOCK FUND

Entercom intends to retain an independent fiduciary to assist it in evaluating any single stock investment as an available investment under the Plan, including both the Class B Stock Fund and the Entercom common stock fund. Following the consummation of the Exchange Offer, to the extent required, the Plan will be amended to provide that no new investment will be allowed into the Entercom common stock fund under the Plan. Currently, no new investment is allowed into the Class B Stock Fund under the Plan. Participants in the Plan may continue to hold assets in the Class B Stock Fund and the Entercom common stock fund and will be notified following the consummation of the Exchange Offer of any changes to the Plan which may impact the continued holding of assets in the Class B Stock Fund or the Entercom common stock fund.

SHARES HELD OUTSIDE OF THE PLAN

If you hold shares of CBS Class A Common Stock or CBS Class B Common Stock outside of the Plan, you will receive, under separate cover, Exchange Offer materials which can be used to tender such shares. Those Exchange Offer materials may not be used to direct the Trustee to tender your proportional interest in the Class B Stock Fund. The instructions to tender or not tender your proportional interest in the Class B Stock Fund may only be made in accordance with the procedures described in this letter and in the enclosed materials. Similarly, the enclosed Instruction Form may not be used to tender shares of CBS Class A Common Stock or CBS Class B Common Stock held outside the Plan.

FURTHER INFORMATION

For more details, please refer to the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the CBS Radio 401(k) Plan and Blackout Period Notice, which address in detail the impact to the Plan.

If you require additional information concerning the procedure to tender your proportional interest in the Class B Stock Fund, please contact the Information Agent, Georgeson LLC, toll-free at 1-866-741-9588 if you are within the United States (if you are outside the United States, you may reach the Information Agent at 1-781-575-2137). If you would like to speak with a live operator, please call the Information Agent between the hours of 9:00 a.m. and 11:00 p.m. Eastern Time, Monday through Friday. General information about the Exchange Offer can also be viewed on the Information Agent’s website for the Exchange Offer at www.[●].com.

For information about the Plan, you may visit the Plan’s website at www.vanguard.com, or call Vanguard toll-free, at 1-800-523-1188 (Monday through Friday, between 8:30 a.m. and 9:00 p.m. Eastern Time).